UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2013

BONDS.COM GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Broadway, 31st Floor New York, New York 10036
(Address of principal executive offices) (Zip Code)

(212) 257-4062
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	1.01. Entry into a Material Definitive Agreement.

On December 17, 2013, Bonds.com Group, Inc., a Delaware corporation (the “Company”), entered into a Consulting Agreement with Thomas Thees (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Thees ceased serving as the Company’s Chief Executive Officer as of December 17, 2013 and commenced serving as Senior Advisor to the Company. As Senior Advisor to the Company, Mr. Thees will provide consulting services to the Company as directed by the Company’s Board of Directors. Subject to the terms of the Consulting Agreement, Mr. Thees will continue to serve in such capacity until his consulting term expires on February 1, 2014.

Pursuant to the Consulting Agreement, the Company will pay Mr. Thees a consulting fee of $12,500 per month (or a pro-rated amount for any portion of a month) for his services. Further, the Company will reimburse Mr. Thees for his health insurance premiums through July 31, 2014, and for certain pre-approved expenses incurred by him in connection with his services to the Company, in each case subject to certain conditions. Under the Consulting Agreement, Mr. Thees will be entitled to a bonus upon the occurrence of a Liquidity Event (as defined in the Consulting Agreement) by the Company. The amount of such bonus, if any, will be determined based on the amount of proceeds certain holders of shares of the Company’s preferred stock and common stock would receive upon a Liquidity Event. The Company has no obligation under the Consulting Agreement to solicit, engage in, or effect a Liquidity Event. Additionally, the Consulting Agreement provides that Mr. Thees will continue to vest in his stock options until February 1, 2014, at which time his continuous service status will be deemed terminated without cause by the Company for purposes of determining the vesting period and exercise period of his stock options.

Under the Consulting Agreement, Mr. Thees will be subject to certain restrictive covenants in favor of the Company through the consulting term. Additionally, the Consulting Agreement provides for a mutual release of any and all claims through December 17, 2013.

Item	1.02. Termination of a Material Definitive Agreement.

Except with respect to Mr. Thees right to indemnification under the Employment Agreement, dated May 16, 2012, between the Company and Mr. Thees (the “Employment Agreement”) as a former officer of the Company, the Consulting Agreement terminates the Employment Agreement and the terms of the Employment Agreement do not survive such termination.

Item	5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Directors or Certain Officers

On December 17, 2013, Mr. Thees ceased serving as the Company’s Chief Executive Officer and transitioned to the role of Senior Advisor to the Company. Mr. Thees continues to serve as a director on the Company’s Board of Directors.

(c)	Appointment of Certain Officers

Effective December 17, 2013, George O’Krepkie, the Company’s President, and John Ryan, the Company’s Chief Financial Officer and Chief Administrative Officer, have jointly assumed the responsibilities of the Company’s Chief Executive Officer on an interim basis until the Company’s Board of Directors appoints a new Chief Executive Officer.

Mr. O’Krepkie was appointed as the Company’s President on February 2, 2011. Prior to being appointed as President, Mr. O’Krepkie was employed as the Company’s Head of Sales since December 2009. Prior to joining the Company, Mr. O’Krepkie was Director of Fixed Income for BTIG LLC, an institutional brokerage and fund services company that provides order execution, ECN services, outsource trading and brokerage services, from January 2009 to December 2009. From July 1999 until September 2008, Mr. O’Krepkie was employed with MarketAxess Holdings, Inc., which operates an electronic trading platform, most recently as its Head of Dealer Relationship Management. Mr. O’Krepkie graduated from the University of Maryland.

Mr. Ryan was appointed as the Company’s Chief Administrative Officer on February 2, 2011 and to the additional post of Chief Financial Officer in September 2011. Prior to that Mr. Ryan was employed by the Company in various capacities since approximately January 2010. Prior to joining the Company, Mr. Ryan served as CFO and a Board Member of Shortridge Academy Ltd., a therapeutic boarding school. From 2002 to 2003, Mr. Ryan was a Managing Director, CFO and CAO of Zurich Capital Markets, Inc. While at Zurich Capital Markets, Mr. Ryan served as a Director and Chair of the Audit Committee of Zurich Bank (Ireland). Mr. Ryan was previously with Greenwich Capital Markets from 1985 to 2001 in various senior management roles and was CFO when he left. He is a graduate of Trinity College Dublin and is a Chartered Accountant having started his career at PricewaterhouseCoopers.

Mr. O’Krepkie and Mr. Ryan have certain compensatory arrangements which have been previously disclosed by the Company, and their assumption of the responsibilities of Chief Executive Officer does not change the terms of those arrangements and they are incorporated herein by reference.

(e)	Compensatory Arrangements of Certain Officers

As summarized in Item 1.01 above, the Company entered into the Consulting Agreement with Mr. Thees on December 17, 2013. The terms of the Consulting Agreement are reported in Item 1.01 above and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2013
BONDS.COM GROUP, INC.

	By:	/s/ John Ryan
	Name:	John Ryan
	Title:	Chief Financial Officer